Exhibit 99.1

NEWS RELEASE

EDITORIAL CONTACT:	INVESTOR CONTACTS:
Dave Kroll	Mike Haase
(408) 749-3310	(408) 749-3124
dave.kroll@amd.com	mike.haase@amd.com

Ruth Cotter
(408) 749-3887
ruth.cotter@amd.com

AMD REPORTS SECOND QUARTER RESULTS

- EPS of $0.03 Driven by Sales of $1.260 Billion -

- Microprocessor Business Establishes New All-time Quarterly

Records in Total Sales, Server and Mobile Processor Sales, Gross

Margin, and Operating Income -

SUNNYVALE, CA — July 13, 2005 — AMD (NYSE:AMD) today reported sales of $1.260 billion and net income of $11 million, amounting to $0.03 per diluted share, for the quarter ended June 26, 2005.

Second quarter sales were flat compared to the second quarter of 2004 and increased three percent from the first quarter of 2005. In the second quarter of 2004, AMD reported sales of $1.262 billion and net income of $32 million, or $0.09 per diluted share. In the first quarter of 2005, AMD reported sales of $1.227 billion and a net loss of $17 million, or $0.04 per share. The operating loss was $7 million as compared to operating income of $72 million in the second quarter of 2004 and an operating loss of $46 million in the first quarter of 2005.

“Our microprocessor business delivered another record quarter driven by increased demand for AMD server and mobile processors from our largest global OEM customers,” said Robert J. Rivet, AMD’s chief financial officer. “Once again we continued to gain momentum with microprocessor sales growth increasing 38 percent compared to the second quarter of 2004. The solid overall demand was enhanced by our newer processor offerings. Strong Dual-Core AMD Opteron™ processor sales contributed to an 89 percent revenue increase in our server products from the prior quarter. This demonstrates the acceptance of the AMD64 platform by

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enterprise customers. Likewise, the AMD Turion™64 processor captured more than 60 design wins and drove record mobile sales in the thin-and-light mobile PC category.”

“Memory Products Group sales increased slightly in the quarter, driven by record MirrorBit™ Flash memory sales and overall higher unit demand.”

BUSINESS OVERVIEW

Second quarter gross margin was 39 percent compared to 34 percent in the first quarter of 2005. The improvement was largely due to record Computation Products Group (CPG) gross margins.

Record CPG sales of $767 million increased 38 percent from the second quarter of 2004 and increased two percent from $750 million in the first quarter of 2005. CPG generated record operating income of $110 million in the second quarter, up from $92 million in the first quarter of 2005. CPG’s second quarter sales growth was driven by record server and mobile processor sales, a six percent higher overall average selling price, and record sales to our largest global OEM customers. Geographically, sales were especially strong in China, North America and all of our high-growth markets.

Memory Products Group sales of $462 million decreased 31 percent from the second quarter of 2004 and increased three percent from $447 million in the first quarter or 2005. Memory Products Group incurred an operating loss of $90 million, as compared to an operating loss of $110 million in the first quarter of 2005. MirrorBit Flash memory sales accelerated to more than 20 percent of total Memory Products Group sales in the quarter, with increased wireless demand for second-generation, 110nm MirrorBit devices. Quarter-over-quarter, sales in Europe and the Americas increased and unit volume shipments were up twelve percent.

ADDITIONAL HIGHLIGHTS OF THE QUARTER

•	AMD shipped true Dual-Core technology with the AMD Athlon™ 64 X2 Dual-Core processors for desktop PCs and Dual-Core AMD Opteron™ processors for servers and workstations. Many of AMD’s OEM customers announced Dual-Core systems, including Acer, HP, IBM, Lenovo, Sun, Supermicro Computer, Inc., Alienware, Cray, and Dawning.

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•	Several of the largest global OEMs broadened their AMD product offerings for small to mid-size businesses and enterprise markets, including:

•	Sun Microsystems, Inc. introduced the Sun Ultra 20 Workstation and unveiled the Sun Fire V40z server, both powered by the Dual-Core AMD Opteron processor. Sun also announced that the versatile Solaris 10 Operating System supports servers based on the Dual-Core AMD Opteron processor.

•	HP launched the HP ProLiant BL45p 4P blade server, the HP dx5150 Business Desktop, and the AMD Turion 64 processor-powered HP Compaq nx6125 laptop for small to mid-size businesses.

•	IBM launched the AMD Opteron IBM LS20 2P blade server.

•	Fujitsu Siemens Computers introduced a new line of professional PCs featuring the AMD Athlon 64 processor, the ESPRIMO P and ESPRIMO E series for business users.

•	AMD, in conjunction with other industry partners, continued to deliver highly-differentiated, industry-first products, including:

•	HP and AMD, working closely with the Lance Armstrong Foundation (LAF), developed the HP Special Edition L2000 “LIVESTRONG” notebook featuring the AMD Turion 64 processor. This one-of-a-kind consumer PC bears the LIVESTRONG message and a reproduction of Lance Armstrong’s autograph. Fifty U.S. dollars from each HP Special Edition L2000 Notebook PC will go to the LAF to help it fund its public health, advocacy, research and education initiatives for people with cancer.

•	Acer launched the AMD Turion 64 processor-powered Ferrari 4000, the world’s first notebook to harness cutting-edge carbon fiber technology pioneered and perfected in the world of Formula One and in the aerospace industry.

•	More than 75 of the top 100 companies in the Forbes Global 2000 or their subsidiaries have adopted AMD64 technology. Airbus, Alcatel, Computer Sciences Corporation, CyberTrader, Inc., a Charles Schwab company, The D.E. Shaw Group, Unilever, Vodafone and 7-Eleven, Inc. represent the growing ranks of enterprises using AMD technology.

•	The AMD64 software ecosystem continued to gain momentum with Microsoft’s release of Windows® Server 2003 x64 Edition and Windows XP Professional x64 Editions, both developed in close collaboration with AMD.

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•	The Dual-Core AMD Opteron processor took “Best of TechEd 2005” honors conferred by Windows IT Pro and SQL Server Magazine at Microsoft TechEd 2005, and Network Magazine named the Dual-Core AMD Opteron processor “Breakthrough Product” for 2005 at the Network Magazine Innovation Awards.

•	SAGEM announced the SAGEM myX-8 mobile phone using the Spansion™ S29GL512N Flash memory device– the industry’s only single-chip 512Mbit NOR Flash memory device in production.

CURRENT OUTLOOK

AMD’s outlook statements are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions.

•	AMD expects microprocessor sales growth to exceed normal seasonal patterns.

•	Because of Spansion’s SEC Form S-1 filing, AMD is not providing guidance for the Flash memory business.

AMD TELECONFERENCE

AMD will hold a conference call for the financial community at 2:30 p.m. PT today to discuss quarterly financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at www.amd.com or www.streetevents.com. The webcast will be available for 10 days after the conference call.

CAUTIONARY STATEMENT

This release contains forward-looking statements concerning the fiscal quarter ending September 25, 2005, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that global business and economic conditions will worsen resulting in lower than currently expected sales in the third quarter of 2005; that Intel Corporation’s pricing, marketing programs, product

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bundling, new product introductions or other activities targeting the company’s processor business will prevent attainment of the company’s current processor sales plans; that demand for computers, and, in turn, demand for the company’s processors will be lower than currently expected; that adoption of AMD64 products by OEMs will not continue to occur as expected; that demand for the company’s Flash memory products will be lower than currently expected; that Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities will negatively affect NOR Flash memory prices; that OEMs will increasingly choose NAND-based Flash memory products over NOR-based Flash memory products for their applications; that customer acceptance of MirrorBit technology will not continue to increase; that the company may not achieve its current product and technology introduction or implementation schedules; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to maintain its market leadership positions and that solutions providers will not timely provide the infrastructure to support the company’s AMD64 technology. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 26, 2004 and the Quarterly Report on Form 10-Q for the quarter ended March 27, 2005.

ABOUT AMD

AMD (NYSE:AMD) designs and produces innovative microprocessors, Flash memory devices and low-power processor solutions for the computer, communications and consumer electronics industries. AMD is dedicated to delivering standards-based, customer-focused solutions for technology users, ranging from enterprises and governments to individual consumers. For more information visit www.amd.com.

AMD, the AMD Arrow logo, AMD Athlon, AMD Opteron, AMD Turion, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Spansion and MirrorBit are trademarks of Spansion LLC. Windows is a registered trademark of Microsoft Corporation in the U.S. and/or other jurisdictions. Other names used are for informational purposes only and may be trademarks of their respective owners.

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Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended			Six Months Ended
	Jun. 26, 2005	Mar. 27, 2005	Jun. 27, 2004	Jun. 26, 2005	Jun. 27, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,259,918	$1,226,628	$1,261,837	$2,486,546	$2,498,270

Cost of sales	765,954	807,449	783,069	1,573,403	1,551,909
Research and development	272,584	253,122	224,821	525,706	450,911
Marketing, general and administrative	228,511	211,714	178,993	440,225	359,210
Restructuring and other special charges, net	—	—	2,514	—	2,514

	1,267,049	1,272,285	1,189,397	2,539,334	2,364,544

Operating income (loss)	(7,131)	(45,657)	72,440	(52,788)	133,726

Interest income and other, net	3,098	3,974	(2,203)	7,072	8,778
Interest expense	(25,653)	(24,245)	(27,956)	(49,898)	(58,110)

Income (loss) before minority interest and income taxes	(29,686)	(65,928)	42,281	(95,614)	84,394

Minority interest in (income) loss of subsidiaries	37,905	46,853	(6,527)	84,758	(1,176)
Provision (benefit) for income taxes	(3,100)	(1,652)	3,574	(4,752)	5,947

Net income (loss)	11,319	(17,423)	32,180	(6,104)	77,271

Net income (loss) per common share

Basic	$0.03	$(0.04)	$0.09	$(0.02)	$0.22

Diluted	$0.03	$(0.04)	$0.09	$(0.02)	$0.21

Shares used in per share calculation

- Basic	395,414	393,077	353,655	394,245	352,491
- Diluted	405,739	393,077	420,053	394,245	419,008

Advanced Micro Devices, Inc.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(Thousands)

	Quarter Ended			Six Months Ended
	Jun. 26, 2005	Mar. 27, 2005	Jun. 27, 2004	Jun. 26, 2005	Jun. 27, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$11,319	$(17,423)	$32,180	$(6,104)	$77,271
Depreciation and amortization	318,455	332,881	292,393	651,336	590,373
Interest income	(7,194)	(6,885)	(3,531)	(14,079)	(7,205)
Interest expense	25,653	24,245	27,956	49,898	58,110
Provision (benefit) for income taxes	(3,100)	(1,652)	3,574	(4,752)	5,947

EBITDA	$345,133	$331,166	$352,572	$676,299	$724,496

Advanced Micro Devices, Inc.

CONSOLIDATED BALANCE SHEETS

(Thousands)

	Jun. 26, 2005	Dec. 26, 2004*
	(unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$1,220,064	$1,195,559
Accounts receivable, net	735,687	719,572
Inventories	911,163	874,790
Prepaid expenses and other current assets	309,491	350,240
Deferred income taxes	71,656	87,836

Total current assets	3,248,061	3,227,997

Property, plant and equipment, net	4,145,483	4,233,807
Other assets	379,018	382,406

Total Assets	$7,772,562	$7,844,210

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable	$50,412	$—
Accounts payable	757,274	655,123
Accrued compensation and benefits	163,063	191,431
Accrued liabilities	461,651	445,341
Restructuring accruals	20,077	18,997
Income taxes payable	17,971	47,145
Deferred income on shipments to distributors	148,625	141,738
Current portion of long-term debt and capital lease obligations	254,233	230,828
Other current liabilities	124,378	115,773

Total current liabilities	1,997,684	1,846,376

Deferred income taxes	68,131	104,246
Long-term debt and capital lease obligations	1,591,584	1,628,268
Other long-term liabilities	462,314	414,626
Minority interest in subsidiaries	806,240	840,641

Stockholders’ equity:
Capital stock:
Common stock, par value	3,963	3,917
Capital in excess of par value	2,370,339	2,316,669
Retained earnings	302,206	308,497
Accumulated other comprehensive income	170,101	380,970

Total stockholders’ equity	2,846,609	3,010,053

Total Liabilities and Stockholders’ Equity	$7,772,562	$7,844,210

*	Derived from the December 26, 2004 audited financial statements of Advanced Micro Devices, Inc.

AMD

Selected Corporate Data

(Unaudited)

	Quarter Ended						Six Months Ended
Segment Information	Jun. 26, 2005		Mar. 27, 2005		Jun. 27, 2004		Jun. 26, 2005		Jun. 27, 2004
Computation Products Group (1)
Revenue	$767	M	$750	M	$554	M	$1,517	M	$1,125	M
Operating Income	110	M	92	M	58	M	202	M	125	M

Memory Products Group (2)
Revenue	462	M	447	M	673	M	910	M	1,301	M
Operating Income (Loss)	(90	) M	(110	) M	45	M	(199	) M	59	M

Personal Connectivity Solutions Group (3)
Revenue	30	M	30	M	34	M	60	M	72	M
Operating Loss	(14	) M	(17	) M	(14	) M	(31	) M	(21	) M

All Other (4)
Revenue	0	M	0	M	0	M	0	M	0	M
Operating Loss	(13	) M	(10	) M	(16	) M	(24	) M	(29	) M
Total AMD
Revenue	1,260	M	1,227	M	1,262	M	2,487	M	2,498	M
Operating Income (Loss)	(7	) M	(46	) M	72	M	(53	) M	134	M

Other Data	Jun. 26, 2005		Mar. 27, 2005		Jun. 27, 2004		Jun. 26, 2005		Jun. 27, 2004
Depreciation & Amortization	$318	M	$333	M	$292	M	$651	M	$590	M

Capital Additions	$303	M	$518	M	$361	M	$822	M	$563	M

Headcount	16,694		16,144		14,690		16,694		14,690

International Sales	76%		78%		80%		77%		81%

Research and Development	$273	M	$253	M	$225	M	$526	M	$451	M

EBITDA	$345	M	$331	M	$353	M	$676	M	$724	M

(1)	Computation Products Group includes PC processors and Chipsets.
(2)	Memory Products Group includes Flash memory products of AMD and Spansion LLC.
(3)	The Personal Connectivity Solutions Group includes Embedded Processors and products for global commercial and consumer markets.
(4)	The All Other category includes certain operating expenses and credits that are not allocated to the operating segments.

Note: Figures may not foot due to rounding